Exhibit 99.1

PRESS RELEASE

Icagen Acquires Sanofi’s Oro Valley, Arizona Research Facility

Deal includes multi-year services agreement for long term discovery service collaboration

Durham, NC / Tuson, AZ (USA) – June 27, 2016: Icagen, Inc. has announced today a definitive agreement to acquire Sanofi’s ultra high-throughput biology, screening and chemistry capabilities and research facility in Oro Valley, Arizona (located near Tucson Arizona), to collaborate in a multi-year services contract for long term discovery services. Icagen will retain the majority of the talented scientists working at the Tucson site in the transition. The transaction is expected to close in the near future. The value of the deal was not disclosed.

As part of its growth plans, the deal will enable Icagen to enhance its current expertise as a specialized pharmaceutical services company with leading capabilities in ion channels and transporters. “The acquisition of the Sanofi’s west coast ultra high throughput screening Biology and Chemistry capabilities complements our scientific expertise enabling us to offer a broad range of integrated drug discovery services in a growing market,” says Icagen President and CEO, Richard Cunningham.

"Pharmaceutical and biotech companies continue to look for efficiency improvements and expertise in the drug development process and are increasingly relying on outsource providers," continued Cunningham. "The Sanofi team and operations is a great resource to enable our customers to advance their early drug discovery programs by bringing together the outstanding expertise of Icagen scientists with the unmatched portfolio of ion channel cell lines and assay technologies that we offer." As part of the agreement, Icagen will manage an extensive Sanofi compound library, making it accessible, under specific conditions, to a broader number of partners and increasing the potential for drug discovery.

“The scientists at the Oro Valley site bring a high level of proficiency in synthetic and computational chemistry, and additional capabilities for rare disease biology and phenotypic screening,” commented Douglas Krafte, Chief Scientific Officer at Icagen. “This is a talented and dedicated team with an entrepreneurial mindset, and many successful drug discovery programs to their credit.”

The Oro Valley HTS and Compound Management Center has roots as a University of Arizona start-up. The facility has been operational since 1990, and has built a large novel proprietary collection of drug like compounds over the decades. The facility was originally privately acquired by MMD in 1995.

Specifically, services at the site include, Discovery Biology, Chemistry and, Compound Management and Computational Chemistry. The site will also provide capacity in Cell Models, Human Biomarkers, Muscle Biology Expertise and Stem Cells-based assays. The facility will also feature High Volume Biology with a flexible Robotic Infrastructure capable of performing HTS in Ultra High 1536 format.

About Icagen Inc.
Icagen partners with pharmaceutical and biotechnology companies to offer industry-leading scientific expertise and comprehensive access to technologies for ion channel and transporter drug discovery and development. With over 20 years of leadership in the ion channel field, the Icagen team offers an extensive track record of success in advancing molecules from drug discovery to clinical development across multiple therapeutic areas and ion channel classes. Icagen's growing tool box comprises a broad range of cell lines and technologies for ion channel and transporter research, capped by the label-free XRpro® platform. XRpro® technology, based on X-ray fluorescence, is a novel method that enables high throughput assessment of ion channels and transporters, including challenging systems with high therapeutic interest. Icagen is also exploring extended applications of the XRpro® platform. For more information on our company, please visit our website at www.icagen.com

For further information, contact:

Richard Cunningham

President & CEO

rcunningham@icagen.com

Douglas Krafte, Ph.D.

Chief Scientific Officer

dkrafte@icagen.com

Icagen, Inc.

4222 Emperor Blvd.

Suite 350

Durham, NC 27703

+1 (919) 941-5206